Exhibit 4.8

Certain confidential information contained in this document, marked by brackets, was omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. “[***]” indicates where the information has been omitted from this document.

LICENSE AND CONSULTING AGREEMENT

THIS LICENSE AND CONSULTING AGREEMENT (the “Agreement”) is entered into as of February 20, 2020, by and between, THE CIMA GROUP LLC, a Colorado limited liability company, with its principal place of business located at 1668 Valtec Lane Boulder, CO 80301 (“Licensor”), and Plants of Ruskin LLC with its principal place of business located at 5909 US Highway 41 North, Apollo Beach, FL 33616 (“Licensee”). Licensor and Licensee are each a “Party” and together the “Parties”.

Recitals

A.	Licensor is the developer and owner of the “Intellectual Property” or “Licensed IP” (as defined below) related to cannabinoid-infused products.

B.	Licensor has experience developing a market for sales of its cannabinoid-infused products.

C.	Licensee wishes to use the Intellectual Property and Licensor’s expertise in connection with the manufacture, sale and distribution of the “Licensed Products” (as defined below) in the state of Florida (the “Territory”).

Agreement

IN CONSIDERATION OF the mutual promises and covenants contained in this Agreement, the Parties agree as follows:

1. Grant of License. Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, a non-transferable, revocable, exclusive license (the “License”) to the Licensed IP to create, produce, manufacture, advertise, promote, market and sell the products set forth on Exhibit A (the “Licensed Products”) in the Territory until the expiration or early termination of this Agreement. “Licensed IP” (sometimes referred to in this Agreement as “Intellectual Property” means, with respect to the Licensed Products in the Territory: (a) test results, databases, and notebook entries developed or made as a result of the performance of this Agreement, all of which shall immediately become the property of Licensor, whether created by Licensor or Licensee (“Data”); (b) Any art or process, method, machine, manufacture, design, formulation, or composition of matter, or any new and useful improvement thereof, developed or made as a result of this Agreement which is or may be patentable under the patent laws of the United States, all of which shall immediately become the property of Licensor, whether created by Licensor or Licensee (“Inventions”; (c) Standard operating procedures, formulations, recipes, production technology, packaging methodologies, information, distribution and sales networks and skills (“Know How”); and (d) Brands, trademarks, trade dress and service marks, whether registered or unregistered (“Marks”). In consideration for the License, Licensee shall pay to Licensor the License Fee set forth on Exhibit B. Notwithstanding anything to the contrary, “Licensed IP” shall not include any industry standard or generic formulations, recipes, or combinations, and shall not include any of the foregoing that relate to products other than the Licensed Products.

Plants of Ruskin — 02/2020

1

2. Acceptance of License. Licensee hereby accepts the License and shall create, produce, manufacture, advertise, promote, market and sell the Licensed Products only in accordance with the terms and conditions set forth in this Agreement. Licensee shall notify Licensor promptly, in writing, if Licensee becomes aware of any uses of the Licensed Names or names that are confusingly similar to the Licensed Names.

3. Term.

(a) Subject to the provisions below, the term of this Agreement shall be one (1) year, commencing thirty (30) days after the retail sale of the Licensed Products becomes legal in the Territory (“Initial Term”). The Parties shall meet three (3) months prior to the expiration of the Initial Term, to discuss the potential renewal of this Agreement in accordance with this Section. The Parties may agree (but shall have no obligation) to extend the term of the current Agreement (“Extended Term”) and/or negotiate new or additional rights and/or obligations under the Agreement at any time during the Initial Term, pursuant to a written agreement signed by both Parties. The Initial Term and any and all Extended Term(s) shall be referred to collectively as the “Term”.

(b) Notwithstanding Section 3(a), this agreement shall automatically renew for two (2) years after the Initial Term if either: i) Licensee’s gummy edible market share, measured as a percentage of total edible gummy sales, in the immediately preceding calendar month is within the top two (2) of all Medical Marijuana Treatment Clinics in Florida, or, ii) (if such a calculation of market share cannot be made using available market sales data) Licensee can prove an average minimum sales threshold of $12,000.00 per month, for each store open more than one (1) year, during the final three months of the initial term.

(c) Notwithstanding Section 3(a), Licensor shall have the right to terminate, or renegotiate, this Agreement prior to the expiration of the Term for: i) a change in Florida state law that results in the removal of current vertical integration requirements; and ii) if said change in Florida state law results in the Licensee’s inability to demonstrate the cultivation and manufacturing capacity to meet market demand for the Licensed Products.

(d) Notwithstanding Section 3(a), either Party may terminate this Agreement prior to the expiration of the Term for breach of this Agreement as follows: Following a breach, the non-breaching Party shall give the breaching Party written notice of the breach. If the breach remains uncured for 14 days after the date of such written notice, then the non-breaching Party may terminate this Agreement by giving thirty (30) days written notice of termination. For purposes of this Section 3, the inability of Licensee to meet the agreed upon launch schedule or agreed upon modifications to the schedule shall be considered a breach of this Agreement. Licensor may terminate this Agreement prior to the expiration of the Term without Licensee having a right to cure for: i) material violation by Licensee of Applicable Law; or ii) the inability to produce a sufficient quantity of the Licensed Products to meet reasonably anticipated demand.

Plants of Ruskin — 02/2020

2

(e) Notwithstanding Section 3(a), Licensor shall have the right to terminate this Agreement prior to the expiration of the Term for a change in Licensor’s ownership as follows: If 50% or more of the ownership of Licensor (cumulatively) is transferred to a third-party that is unrelated to any of the other, current owners, then Licensor shall have the right to terminate this Agreement by giving thirty (30) days written notice of termination and by paying Licensee eight times the amount of the immediately preceding three-months’ revenue for Licensee’s sale of products subject to this Agreement.

(f) Notwithstanding Section 3(a), Licensee shall have the right to terminate this Agreement prior to the expiration of the Term for a change in Licensee’s ownership as follows: If 50% or more of the ownership of Licensee (cumulatively) is transferred to a third-party that is unrelated to any of the other, current owners, then Licensee shall have the right to terminate this Agreement by giving thirty (30) days written notice of termination and by paying Licensor four times the amount of the immediately preceding three-months’ revenue for Licensee’s sale of products subject to this Agreement.

(g) Notwithstanding Section 3(a), Licensor shall have the right to terminate this Agreement prior to the expiration of the Term for a change in federal laws allowing the interstate shipment of cannabis products by giving thirty (30) days written notice of termination.

(h) Notwithstanding Section 3(a), if a change is made to Florida state law, allowing for the sale of recreational cannabis products, Licensor and Licensee shall renegotiate the terms of this Agreement prior to the expiration of the Term.

(i) Notwithstanding Section 3(a), either Party shall have the right to terminate this Agreement prior to the expiration of the Term if the Florida Department of Health, or successor agency, fails to grant any variance necessary to implement this Agreement, including, but not limited to: the dispensing or sale of edible gummies; production, branding, packaging or marketing; floor plan and facility layout; and, standard operating procedures.

4. Effects of Expiration and/or Termination: Upon termination or expiration of this Agreement for any reason, the obligations of each Party shall cease, except that Licensee shall (a) pay to Licensor the License Fee and any and all monies owed pursuant to the Exhibit B for charges for all services performed by Licensor and (b) have sixty (60) days (“Sell-Off Period”) to sell any Licensed Product in Licensee’s possession or which is a work-in-process at the time of expiration and/or termination. Any Licensed Products sold by Licensee during the Sell-Off Period shall be subject to the License Fee described in Exhibit B. Upon the expiration or termination of the Agreement, Licensee shall immediately: a) cease all use of the Licensed IP; b) cease all manufacturing, marketing and/or sale of the Licensed Products; c) destroy and/or return to Licensor any and all marketing materials related to the Licensed Products and/or Licensed IP; and d) return to Licensor all.

5. License Fee. No later than the fifteenth (I5th) day of each calendar month, Licensee shall provide a calculation of the license fee earned by Licensor for the previous calendar month,

Plants of Ruskin — 02/2020

3

in accordance with Exhibit B (“License Fee”). No later than the last day of each calendar month, Licensee shall pay to Licensor the License Fee earned by Licensor for the previous calendar month, in the amount set forth on the calculation. Licensee shall pay to Licensor interest at the rate of one and one-half percent (1.5%) per month, compounded monthly, on any amounts not paid when due.

6. Training.

(a) Licensor shall provide up to 15 days of on-site R&D, training in Colorado and on-site training at Licensee’s facility and six months of remote support (“Initial Training”) to Licensee’s employees in the manufacture of the Licensed Products and SOPs related to the Licensed Products. After the Initial Training, Licensee has the right to obtain additional training and support (“Additional Training”) at the rates outlined in Exhibit B upon reasonable notice. Licensee shall reimburse Licensor for its travel and other reasonable out-of-pocket expenses incurred in providing any and all training beyond the Initial Training following receipt of an invoice therefor. “Training” means a reference to Initial Training and/or Additional Training as the context requires. If the kitchen leadership of Licensee changes during the term of this Agreement, Licensee will send the new leadership to Colorado for training, at Licensee’s expense. “Kitchen Management” is defined as the person or persons who train Licensee’s staff on Cima’s processes.

(b) Licensor shall provide up to 10 days of sales training split between Colorado and Licensee’s Territory.

7. Development of Marketing and Market Share Goals. Licensor shall consult with

Licensee to help Licensee to develop a marketing strategy for the Licensed Products in the Territory. Licensee shall collect such data as is necessary and desirable to allow the Parties to develop a marketing strategy and market share goals.

(a) Licensor may provide visual merchandising displays and materials at Licensee’s request and expense for use by Licensee’s customers in the retail sales of the Licensed Products. Licensee shall use commercially reasonable attempts to have its customers for the Licensed Products use such displays and materials.

(b) Within 30 days before the projected launch date, both Parties shall agree on minimum sales targets for the Territory for the first 6 months (“Initial Launch Period”). After the Initial Launch Period, Licensor and Licensee shall compare the sales targets with actual sales. If Licensee was unable to meet the minimum sales targets, there shall be no penalty, and Licensor and Licensee shall work together to set reasonable sales targets. Sales targets shall be reassessed by both Parties biannually. After the Initial Launch Period, if Licensee is unable to meet the agreed-upon sales targets for two or more 6-month periods, (a) other than due to the fault, action, or inaction of Licensor or due to regulatory matters outside Licensee’s control, Licensor may terminate this Agreement or revoke exclusivity of the Licensed Products at its sole discretion, or (b) Due to regulatory changes outside of Licensee’s control, the Parties shall work together to make appropriate modifications to the sales targets to address such regulatory changes; if such modifications cannot be agreed upon, then Licensor may terminate this Agreement.

Plants of Ruskin — 02/2020

4

8. Licensor’s Obligations.

(a) Licensor shall provide to Licensee a copy of Licensor’s detailed Standard Operating Procedures (“SOPs”), including any and all Licensed IP for any and all aspects of production, manufacture, & quality assurance, for the Licensed Products.

(b) Licensor shall provide to Licensee any and all Intellectual Property related to the Licensed Products and their packaging, labeling, and advertising as is reasonably necessary to allow Licensee to produce, package, advertise and/or sell the Licensed Products.

(c) Licensor shall provide to Licensee a list of (i) required equipment for the production and packaging of the Licensed Products (“Required Equipment”), however, Licensee may choose to use their own equipment as long as it produces a product of equal or better quality; (ii) requirements for the safety, use and operation of Required Equipment; and (iii) all required raw material.

(d) Licensor shall provide to Licensee a floor plan and facility layout specific to the processing and manufacturing premises. Licensor and Licensee will mutually agree upon layout.

(e) At its facility, Licensor shall design the packaging for the Licensed Products in compliance with Applicable Law. “Applicable Law” means the state laws of the Territory.

9. Licensee’s Obligations. Licensee shall:

(a) Adhere to the recipes provided as part of the Licensed IP and other SOPs and to follow the quality assurance protocols for production and delivery as defined by Licensor in Exhibit C unless otherwise instructed by Licensor or agreed by the Parties in writing.

(b) Participate in production audits and oversight monitoring of all Licensed IP (using Licensor’s internal team or a third-party auditor) and regulatory audits (using a third-party compliance or consulting firm) as reasonably required to ensure operational and regulatory compliance as specified in, and subject to the terms of, Exhibit C.

(c) Make no changes to any branding, packaging, or marketing materials provided by Licensor.

(d) Use the appropriate TM or ® symbol in connection with the Licensed Names.

(e) Provide or purchase all of the marijuana or its derivatives, and all other ingredients necessary for Licensee to produce a sufficient amount of the Licensed Products to meet the reasonably anticipated demand in the Territory for the Licensed Products.

(f) Provide or purchase all of the Required Equipment necessary for the production, packaging and storage of the Licensed Products.

(g) Provide or purchase all of the packaging materials reasonably necessary for the packaging of the Licensed Products.

Plants of Ruskin — 02/2020

5

(h) Provide, in its reasonable discretion, adequate personnel to manufacture, market, sell and deliver the Licensed Products.

(i) Have on hand for the first training session all Required Equipment, and sufficient raw materials, for the production of a three-month Supply of Licensed Products. Three-month supply is to be determined by the Parties based upon agreed forecasted sales.

(j) Have on hand for R&D trip all Required Equipment and sufficient raw materials, as set forth by the Licensee Coordinator. Failure to have the Required Equipment and sufficient raw materials on site will result in Licensee reimbursing Licensor $500 per day for Licensor’s time, as well as reimbursing all travel expenses.

(k) Purchase labels or pre-printed packaging for Licensed Products from Licensor’s prescribed vendor, or if Licensee chooses a vendor, Licensor shall first approve the vendor.

(1) Provide licensed facilities that comply with Applicable Law in which to produce the Licensed Products.

(m) Provide kitchen and packaging areas that are climate controlled, not to exceed an average of 40% humidity.

(n) Provide and pay for utilities, insurance and all other operating requirements for Licensee’s facility.

(o) Conduct sales, marketing and distribution of the Licensed Products, and collect all monies owed in connection with such sales and distribution.

(p) Spend a minimum of $1,500.00 per month to promote and educate budtenders and consumers about Licensor’s products including PR, promotional materials, and event support for a minimum of six months after launch. In conjunction with such expenditure the Parties shall, within one month after the beginning of the Term, agree upon plans for allowing Licensee to provide its wholesale customers with samples in compliance with state licensing laws (the “Customer Sampling Plan”), the cost of the Customer Sampling Plan to be shared equally by the Parties. In connection with the Customer Sampling Plan, the “cost” to be shared shall be Licensee’s direct production costs, issued as a credit towards Licensees monthly License Fee payment.

(q) Provide to Licensor copies of all production and laboratory test results pertaining to the quality and strength of all marijuana derivatives to be used in the production of the Licensed Products and pertaining to the manufactured Licensed Products.

(r) Timely pay to Licensor all fees described in Exhibit B. Licensee’s failure to pay fees to Licensor within fifteen days after written notice shall be a non-curable breach of this Agreement. If Licensor has given two such notices to Licensee during the term of this Agreement, any subsequent failure of Licensee to timely pay to Licensor its fees shall be a non-curable breach of this Agreement without any notice by Licensor.

Plants of Ruskin — 02/2020

6

(s) Ensure that Licensed Products are available within 30 days after the commencement of the Term. If Licensee fails to meet this requirement, it shall pay to Licensor $5,000.00 for every month (i.e., 30 days), or portion of a month until Licensee makes the Licensed Products available.

(t) Purchase pectin from Licensor at Licensor’s cost plus the actual cost of shipping and a fee of 10% of the product cost to account for handling.

(u) Always carry a minimum inventory of Licensed Products equal to three-fourths of the previous calendar month’s sales, unless otherwise agreed by the Parties in writing.

(v) Fill and ship all orders within three calendar days.

(w) Use all commercially reasonable efforts to achieve agreed-upon market penetration goals.

(x) Alert Licensor of any regulatory changes in a timely manner.

(y) Notify Licensor of any trade or cash discounts offered on the licensed products listed in Exhibit A.

(z) In territories where the program is available, participate in BDS Analytics’ retail sales tracking program by sharing Licensee’s retail sales data with BDS Analytics monthly, either manually through a data export or via API.

(aa) Use THC distillate in the manufacture of the Licensed Products that meets the color and potency standards outlined in Exhibit E.

10. Mutual Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor, its affiliates, managers, directors, officers, agents and employees, at its sole expense, against any and all proceedings, suits, claims, demands, causes of action, debts or liabilities, including reasonable attorneys’ fees and amounts paid in settlement arising out of or in connection with: (1) Licensee’s breach of any representation, warranty, covenant, restriction, obligation or other agreement contained in this Agreement; or (2) any claim or allegation of a third-party of personal injury or property damage attributable to the acts, omissions or negligence of Licensee or Licensee’s employees or agents; or 3) any false or misleading claims made by Licensee in connection with the use of Licensed IP and/or Licensed Products. Licensor shall indemnify, defend and hold harmless Licensee, its affiliates, managers, directors, officers, agents and employees, at its sole expense, against any and all proceedings, suits, claims, demands, causes of action, debts or liabilities, including attorneys’ fees and amounts paid in settlement arising out of or in connection with: (1) Licensor’s breach of any representation, warranty, covenant, restriction, obligation or other agreement contained in this Agreement; or (2) any claim or allegation of a third-party related to Licensee’s use of Licensor’s Licensed Marks, Licensed IP and/or Licensed Products to the extent it does not arise from any negligence or misconduct on the part of Licensee.

Plants of Ruskin — 02/2020

7

11. Ownership of Licensed IP.

(a) Licensee acknowledges and agrees Licensor’s exclusive right, title and interest in and to the Licensed IP, all goodwill associated therewith and all rights relating thereto, and shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Licensor’s rights in and to the Licensed IP. Any sales of the Licensed Products and/or any use of the Licensed IP by Licensee shall inure solely to the benefit of Licensor. Licensee shall not at any time adopt or use, without Licensor’s prior written consent, any name or trademark that is similar to or likely to be confused with, the Marks, nor shall Licensee attempt to register or own any certificates of registration for any name or trademark similar to the Marks with the U. S. Patent and Trademark Office or with any state or local trade name or trademark registration entity or process.

(b) Licensor and Licensee agree to take whatever action Licensor, using reasonable business judgment, deems necessary to protect the validity and strength of the IP within the Territory. Such action may include, without limitation, (i) assuming responsibility for the defense of any lawsuit challenging or affecting rights to the Licensed IP, or (ii) instituting legal proceedings and/or litigation to protect Licensor’s rights to the Licensed Products or the Licensed LP. Should Licensor choose to take any action with respect to protection of the strength and validity of the Licensed Products or Licensed IP, Licensee agrees to cooperate fully with Licensor and comply with all requests for assistance in connection therewith.

12. Confidentiality. Licensee acknowledges and agrees that the Licensed IP have been developed by Licensor through the investment of significant time, effort and expense, that the Licensed IP constitute trade secrets of Licensor, and that the Licensed IP are a valuable, special and unique asset of Licensor which provides it with a significant competitive advantage in the marketplace and shall remain the exclusive property of Licensor. Except as required for its performance of this Agreement, including disclosure to the Florida Department of Health or successor agency, Licensee shall hold in confidence and shall not, directly or indirectly use, disseminate, disclose to any person or organization, or publish any of the Licensed IP without the express permission of Licensor, or the contents of this Agreement, except as may be necessary to enforce it. Licensee shall take all necessary steps to ensure that its employees and subcontractors maintain the confidentiality of the Licensed IP and the contents of this Agreement. Upon termination or expiration of this Agreement for any reason and in addition to Licensee’s return obligations under Section 4, above, (a) Licensee shall return to Licensor any and all books, records, documents, materials and/or other repositories of information related to the Licensed IP or based upon (in whole or in part) the Licensed IP, including electronic media or devices and copies of such information, then in Licensee’s possession, regardless of who prepared it or how it was obtained, and/or shall destroy such information and provide certification to Licensor of such destruction, and (b) Licensor shall return to Licensee and all books, records, documents, materials, and/or other repositories of information related to Licensee’s proprietary, confidential information, including electronic media or devices and copies of such information then in Licensors possession, regardless of who prepared it or how it was obtained, and/or shall destroy such information and provide certification to Licensee of such destruction. Each Party shall use all reasonable efforts to delete any and all electronic copies of any of the other Party’s confidential information in its possession or control. Licensee shall take all commercially reasonable and necessary measures to prevent disclosure of the Licensed IP to any and all third parties not authorized by Licensor to have access to it.

Plants of Ruskin — 02/2020

8

13. Non-Competition.

(a)	Licensee may not:

	i.	Utilize the Licensed IP to develop any cannabinoid-infused products.

	ii.	During the term of this agreement, manufacture pectin-based gummy products that compete, or might compete, with the Licensed Products.

(b)	Licensee shall obtain from its key employees and subcontractors with access to the Licensed IP or processes written agreements binding them to the terms set forth in Section 13(a) and shall provide to Licensor upon demand the names of such employees and subcontractors, and copies of such agreements.

14. Enforcement. In the event that any provision of Sections 12 or 13 is found to be illegal or unenforceable, such provision shall be severed or modified only to the extent necessary to make it enforceable, and as so severed or modified, the remainder of those sections shall remain in full force and effect.

The Parties acknowledge that the provisions of Sections 12 and 13 are essential for Licensor’s protection and that any breach or threatened breach of either of those sections would cause immediate and irreparable damage to Licensor, for which monetary relief would be inadequate or impossible to ascertain. Accordingly, the Parties agree that upon the existence of any breach or threatened breach of either Section 12 or 13, Licensor may, without limitation of any other rights it may have, including the recovery of damages, costs, and/or attorney’s fees, seek a temporary restraining order, preliminary injunction, order for specific performance, or other appropriate form of equitable relief.

Plants of Ruskin — 02/2020

9

15. Right to Inspect. Licensee shall provide to Licensor the information regarding production and sales of the Licensed Products as set forth on Exhibit D, as may be modified from time to time by Licensor. All applicable records shall be open to inspection and full audit by Licensor and its agents at reasonable times upon reasonable advance notice to Licensee and at Licensor’s cost. All such audits or inspections shall be conducted in a manner so as to minimally interfere with Licensee’s operations. If any such inspection or audit discloses a liability for payment of monthly License Fees of five percent (5%) or more in excess of the License Fee actually paid by Licensee for the applicable period, or if Licensee fails to timely deliver a required report following written notice of non-receipt of that report, in addition to paying the amount of the deficiency, Licensee shall pay Licensor’s costs of the examination revealing the shortfall. The following occurrences within any twelve month period shall constitute a breach of this Agreement by Licensee: Two inspections or audits disclosing a liability for payment of the License Fee of five percent (5%) or more in excess of the license fee paid by Licensee for the applicable period, or Licensee’s failure to deliver a required report two times (following any notice that may be required elsewhere in this Agreement), or one inspection and one failure to deliver. In the event of a default under this Section 16, in addition to any other rights Licensor may have in connection with a breach of this Agreement, Licensor shall have the right to terminate this Agreement upon notice and to collect damages from Licensee. Licensee shall keep all relevant records pertaining to production of the Licensed Products and calculation and payment of the License Fees to Licensor for at least three (3) years after the period to which such records relate, including any applicable records which would normally be examined by an independent accountant pursuant to generally accepted accounting principles.

16. Insurance. Licensee shall procure and maintain in full force, at its sole expense, beginning on the Execution Date, during the Term of this Agreement, for so long as Licensee continues to sell the Products after this Agreement terminates, and for 12 months following Licensee’s final sale of the Products, commercial general liability and product liability insurance including coverage for Products (including Personal/Advertising and completed operations and contractual liability with a minimum limit of $1,000,000 per occurrence issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another ISO Commercial General Liability “occurrence” form providing equivalent coverage, and a minimum aggregate amount of $4,000,000. Such policy or policies shall be carried by insurance companies that are allowed to do business in the state(s) Licensee is located, and are in good standing, in the United States that have and maintain an A.M. Best’s rating of A-7 or better and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Licensor, that specifically recognize and insure Licensee against its contractual liability under this Agreement. Such insurance shall include broad form contractual liability coverage and (1) be primary and noncontributory; and (2) name Licensor as an additional insured beneficiary. Licensee shall also cause such coverage to contain an endorsement prohibiting cancellation, or failure to renew, without the insurer first giving Licensor thirty (30) days’ prior written notice (by mail) of such proposed action. Deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver of subrogation described in this Agreement below. Licensee shall hold Worker’s Compensation insurance that shall cover Licensee’s employees while training in Colorado.

17. Product Recall.

(a) Unless a recall is based solely upon the Licensed IP or materials provided by Licensor, Licensee is solely responsible, at its sole cost and expense, to take any and all necessary actions related to Licensed Product recall, including, but not limited to: a) adhering to Applicable Law or applicable guidelines and/or requirements; b) payment of any and all costs and/or fees related to the Licensed Product recall; c) informing the dispensaries of such Licensed Product recall; d) removing from the marketplace and/or storing the recalled Licensed Product in a timely manner. Further, Licensee shall promptly notify Licensor of any Licensed Product recall and the actions to be taken to comply with Applicable Law.

Plants of Ruskin — 02/2020

10

(b) If a recall is based solely upon the Licensed EP or materials provided by Licensor, then Licensor shall be solely responsible, at its sole cost and expense, to take any and all necessary actions related to such Licensed Product recall, including, but not limited to: a) adhering to Applicable Law or appropriate guidelines and/or requirements; b) payment of any and all costs and/or fees related to the Licensed Product recall; c) coordinating with Licensee to inform the dispensaries of such Licensed Product recall

18. Rights as to New Products. Provided only if Licensee is able to demonstrate the production capacity necessary to deliver a sufficient quantity of the New Licensed Products to meet the reasonably anticipated demand requirements of the Territory, Licensor hereby grants to Licensee a right of first offer as to all new cannabinoid-infused products that it develops during the Term of this Agreement and which Licensor wishes to offer for sale within the Territory. Licensor shall give Licensee written notice of the name and general description of each such product and shall provide such additional general information as is reasonably requested by Licensee. The failure of the Parties to enter into an amendment to this Agreement adding any such product to the list of Licensed Products within thirty (30) days after Licensor’s notice shall constitute a termination of Licensee’s rights, solely with respect to such product under this Agreement, unless otherwise agreed by the Parties in writing.

19. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) the earlier of the date actually received or seven (7) days after it is sent, if sent by certified mail, return receipt requested, postage prepaid and addressed to the address set forth in the Preamble or such other address has been provided by notice, or (b) the earlier of the date actually received or one (1) day after it is delivered to a nationally recognized overnight courier with online tracking and trace capabilities, if sent by such courier addressed to the address set forth in the Preamble or such other address as has been provided by notice, or (c) the date of email transmission, if sent by email with transmission confirmed and addressed to the email address set forth on the, signature page of this Agreement or such other email address as has been provided by notice.

20. Survival. The Parties expressly agree and understand that Sections 4, 11, 13, 15, 17 and 19 through 25 of this Agreement shall survive the termination or expiration thereof.

21. Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative, and so far as it is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof.

Plants of Ruskin — 02/2020

11

22. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations, or warranties between them respecting the subject matter hereof. This written Agreement may not be later modified except by a further writing signed by both Parties, and no term of this Agreement may be waived except by writing signed by the Party waiving the benefit of such terms.

23. Acceptance in Counterparts. It is expressly understood that this Agreement may be executed in original or electronically signed counterparts by the undersigned Parties, all of which may be construed together as but a single instrument.

24. Marijuana Disclosure. The Parties hereby acknowledge and agree that (a) this Agreement covers the production of marijuana-infused products to be marketed and sold in accordance with the applicable laws of the Territory, and (b) despite the fact that the cultivation, possession, and distribution of marijuana and marijuana-infused products remains illegal under Federal law, it is legal within the Territory. Accordingly, the Parties waive any defense as to the enforcement of this Agreement based upon an “illegality of purpose” theory or other related defenses.

25. Mandatory Binding Arbitration.

(a) Except for disputes governed by Section 15 of this Agreement, any dispute, claim, interpretation, controversy, or issues of public policy arising out of relating to this Agreement, including the determination of the scope or applicability of this Section 26, shall be determined exclusively by arbitration held in Denver, Colorado, and shall be governed exclusively by the Colorado Uniform Arbitration Act, §§ 13-22-201, et seq., C.R.S. (the “CUAA”).

(b) All arbitrations shall be held in Denver, Colorado, and proceed under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), except the Parties are not required to initiate the arbitration through the AAA nor pay any associated fees to the AAA. Arbitration of all disputes and the outcome of the arbitration shall remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment.

(c) The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in the City and County of Denver, Colorado, with respect to this Section 25 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the CUAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Colorado state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

Plants of Ruskin — 02/2020

12

(d) The Parties waive (i) any right of removal to the United States federal courts and (ii) any right to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind in the United States federal courts.

26. Florida Law. The Parties hereby acknowledge and agree that, in order to implement this Agreement, Licensee will require the approval of the State Department of Health, or its successor entity. The Parties further acknowledge that the regulations in the State of Florida are subject to modification and require continued compliance to manufacture, sell and distribute marijuana-infused products. Licensees intends to continue its compliance with these and any new regulations and, nothing herein is intended to require Licensee to take any legal action challenging any current or new regulations that may be promulgated.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as of the Date set forth above.

LICENSOR:	LICENSEE:

THE CIMA GROUP, LLC	Plants of Ruskin, LLC

a Colorado limited liability company	a Florida limited liability company

[***]	[***]

Plants of Ruskin — 02/2020

13

EXHIBIT A

LICENSED PRODUCTS AND LICENSED NAMES

Wana Sour Gummies
Wana Quick Gummies

Plants of Ruskin — 02/2020

14

EXHIBIT B

COMPENSATION

●	License Fee Calculation:

Licensee shall pay Licensor an amount equal to [***]% of the retail revenue collected for the Licensed Products, as reported by BioTrack, or equivalent state reporting system.

All Licensing Fees and hourly rates are to be paid by check made payable to “THE CIMA GROUP LLC” or by electronic funds transfer in accordance with written instructions provided by Licensor upon request. Licensee may pay by cash only upon the prior written consent of Licensor; cash payments will only be accepted at Licensor’s facility in Colorado, at Licensees expense.

Plants of Ruskin — 02/2020

15

EXHIBIT C

TRAINING AND QUALITY ASSURANCE

To assure quality assurance and protect Licensor’s brand integrity, Licensee shall follow current good manufacturing practices (“cGMP”) with Licensor’s Quality Assurance (“QA”) department by following these guidelines:

●	Licensor to provide specific documentation (i.e. target product profiles, master batch records) for the testing and manufacturing of Licensed Products

●	Licensee’s production team completes and retains batch records and test results for each production batch.
●
●	Licensee submits test results and batch record documentation to Licensor.

●	Licensee shall notify Licensor of any deviations from testing and/or manufacturing for licensed products. Production batches with deviations require Quality Assurance signatures from both Parties.

●	Licensee retains a minimum of 3 units of product per production batch.

●	Licensor to approve all marketing materials and press releases prior to release, such approval not to be unreasonably withheld, conditioned or delayed.

●	Licensee shall have thirty (30) days to fix any issues discovered during QA audits.

Training & quality assurance and audits shall be conducted as follows:

●	Month 1: one week on site (at both Parties facilities) to provide training on production, packaging, and documentation requirements.

●	Months 2-6: on site audits may occur at least once per month.

●	Months 6+: quarterly visit assuming successful previous audits (audits may occur more frequently if Licensor deems necessary).

●	Every 6 months: customer service audits.

Plants of Ruskin — 02/2020

16

EXHIBIT D

REPORTING

Licensee shall provide the following reports to Licensor monthly, or more frequently if reasonably requested by Licensor:

●	Sales numbers by sku
●	Total number of orders
●	Dispensary penetration
●	Current inventory levels
●	Current list of active dispensary names that carry the Licensed Products, with an alert to any dispensaries that have either been removed or added to the list
●	METRC, or other state-mandated inventory-tracking-system, report for the period showing all Licensed Products shipped, separated by product category.
●	*Dispensary sales by Licensor sku
●	*Dispensary sales by category
●	Other reports as requested, subject to Health Insurance Portability and Accountability Act restrictions

Licensee shall participate in BDS Analytics’ retail sales tracking program. Licensee’s participation enables Licensor to have accurate data for important business decisions in the Territory. Participation consists of sharing Licensee’s retail sales data with BDS Analytics monthly, either manually through a data export or via API. This process will be facilitated by BDS Analytics. BDS Analytics’ retail partners also benefit largely in return, gaining access to comparative market data.

*Applicable only to Licensees holding retail licenses

Plants of Ruskin — 02/2020

17

EXHIBIT E

THC DISTILLATE SPECIFICATIONS

THC Distillate used in the manufacture of Licensed Products shall be subject to the Color and Potency standards listed below:

Color: Distillate shall be no more than 60 mm on the Pfund scale, shown below:

Potency: Distillate shall be a minimum of 80% THC (not including THCA).

Plants of Ruskin — 02/2020

18